Exhibit 99.1

   Deckers Outdoor Corporation Reports Record Third Quarter Financial Results

        - Company Reports Third Quarter Sales Increased 19.0% to a Third
                        Quarter Record of $82.3 Million -

         - Third Quarter Diluted EPS Increased 31.7% to a Third Quarter
                                Record of $0.83 -

                     - Company Raises Fiscal 2006 Outlook -

    GOLETA, Calif.--(BUSINESS WIRE)--Oct. 26, 2006--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the third quarter ended September 30, 2006.

    Third Quarter Highlights

    --  Net sales increased 19.0% to $82.3 million versus $69.2 million last year; ahead of previous guidance range of $71 million to $74 million.

    -- Gross margin increased 320 basis points to 45.2% compared to 42.0% a year ago.

    -- Diluted EPS was $0.83; ahead of previous guidance range of $0.51 to $0.54.

    -- Cash and short-term investments increased to $45.3 million compared to $19.1 million a year ago.

    -- Inventories decreased to $51.5 million versus $66.8 million a year ago.

    "Our strong third quarter performance was gratifying, as UGG sales once again outpaced our expectations," commented President and Chief Executive Officer, Angel Martinez.

    "These results reflect the effective execution of our strategy to diversify the product line, increase the breadth and depth of each collection, expand our target demographic, and underscore the growing lifestyle status of the brand. At the same time, our ability to control costs, primarily labor and materials, resulted in significant gross margin expansion for the quarter. However, we expect gross margins to return to more normalized levels in 2007. We are excited about our prospects and committed to capitalizing on the many opportunities that still lie ahead for all three of our brands."

    Third Quarter Segment Summary

    Teva

    Teva net sales for the third quarter increased to $10.0 million compared to $9.7 million for the same period last year. Teva's performance was driven by a positive reaction to a limited introduction of closed toe footwear combined with solid sales of the traditional sandal offering.

    UGG

    UGG net sales for the third quarter increased 18.4% to $67.9 million versus $57.3 million for the same period a year ago. Sales were fueled by robust consumer demand for the new Fall styles, including fashion boots, casuals, men's and kids, coupled with a strong reorder business for core styles.

    Simple

    Simple net sales increased 108.8% to $4.4 million for the third quarter compared to $2.1 million for the same period last year. Simple's core sandal and sneaker product lines were the largest contributors. Additionally, the Green Toe collection experienced strong retail sell-through across all channels of distribution and in all geographic regions.

    Consumer Direct

    Sales for the Consumer Direct business, which are included in the brand sales numbers above, increased 72.8% to $5.8 million compared to $3.4 million for the same period a year ago. Results for the third quarter of 2006 include sales from the Company's two new retail outlet stores, which were not in operation in the third quarter of 2005.

    Full-Year 2006 Outlook

    -- The Company raises full year sales guidance to range of $287 million to $290 million versus previous expectation of $272 million to $278 million.

    -- The Company raises full year diluted EPS to range of $2.75 to $2.78 compared to previous expectation of $2.39 to $2.45.

    -- Fiscal 2006 guidance includes approximately $1.9 million of stock compensation expense which includes $0.6 million of additional stock compensation expense related to the adoption of Statement of Financial Accounting Standards No. 123R, effective January 1, 2006. In addition, the guidance includes approximately $9.0 million related to the previously announced increase in selling, general and administrative expenses as part of the strategic initiatives to support future growth.

    Fourth Quarter Outlook

    -- The Company raises fourth quarter sales guidance to range of $107 million to $110 million and diluted EPS of $1.27 to $1.30 versus previous expectations of $103 to $106 million and $1.23 to $1.26, respectively.

    -- Fourth quarter guidance includes approximately $3.0 million of expenses associated with the approximate $9.0 million increase in selling, general and administrative expenses for fiscal 2006, as mentioned above.

    The Company's conference call to review third quarter fiscal 2006 results will be broadcast live over the Internet today, Thursday, October 26, 2006 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva(R), Simple(R) and UGG(R) brand names, which are also its registered trademarks.

    Certain expectations and projections regarding the future performance of Deckers Outdoor Corporation discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans as of today, October 26, 2006, and are subject to future events and uncertainties. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position to differ materially from those expressed in forward-looking statements: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the same rate it has experienced in the recent past; shortages of top grade sheepskin could interrupt product manufacturing and increase product costs; the risk that we are unable to accurately forecast consumer demand and inventory needs; whether we are successful in continuing to implement our growth strategy; the success of our customers; the risk of losing one or more key customers; our ability to protect our intellectual property; the risk that counterfeiting can harm our sales or our brand image; our ability to develop and patent new technologies; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; future changes in the price of raw materials; the effect of future increases in the cost of petroleum and other energy prices on the costs of production; unpredictable events and circumstances related to our international operations; the adverse affect on our business if our independent manufacturers, designated suppliers or our licensees might violate labor laws or fail to conform to our ethical standards; risks associated with recruiting licensing partners and their ability to meet our expectations; the challenge of managing our brands for growth; our ability to successfully build new brands; unpredictable fluctuations in our quarterly sales and operating results; the risk of losing key personnel; currency risk; the sensitivity of our sales to seasonal and weather conditions; risks associated with international markets which are subject to a variety of laws and political and economic risks that may adversely impact our business; delays and unexpected costs that can result from customs regulations; our dependence on computer and communication systems; fluctuating economic conditions; increased levels of competition in the footwear industry; concentration of ownership in the retail industry; the risk that world events, such as terrorism, could disrupt international commerce; volatility of our stock price; the risk that future sales of our common stock could adversely affect our stock price; and the prevention or delay of changes in control due to anti-takeover provisions. Please refer to the Company's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.




                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)
                        (Amounts in thousands)


                                            September 30, December 31,
   Assets                                       2006         2005
                                            ------------- ------------

Current assets:
 Cash and cash equivalents                 $      17,141       50,749
 Short-term investments                           28,110        2,500
 Trade accounts receivable, net                   49,937       40,918
 Inventories                                      51,530       33,374
 Prepaid expenses and other current assets         2,239        1,364
 Deferred tax assets                               5,949        5,949
                                            ------------- ------------
  Total current assets                           154,906      134,854

Property and equipment, at cost, net               5,983        4,711
Intangible assets, less applicable
 amortization                                     69,777       70,009
Other assets                                          52           52
                                            ------------- ------------

                                           $     230,718      209,626
                                            ============= ============

   Liabilities and Stockholders' Equity

Current liabilities:
 Trade accounts payable                    $      10,304       14,506
 Accrued expenses                                  6,628        6,095
 Income taxes payable                              9,336        7,133
                                            ------------- ------------
  Total current liabilities                       26,268       27,734
                                            ------------- ------------

Deferred tax liabilities-noncurrent                4,337        4,337

Stockholders' equity:
 Common stock                                        125          124
 Additional paid-in capital                       80,350       76,788
 Retained earnings                               119,415      100,436
 Accumulated other comprehensive income              223          207
                                            ------------- ------------
  Total stockholders' equity                     200,113      177,555
                                            ------------- ------------

                                           $     230,718      209,626
                                            ============= ============




                      DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
              Condensed Consolidated Statements of Income
                              (Unaudited)
           (Amounts in thousands, except for per share data)


                                      Three-month   Nine-month period
                                      period ended         ended
                                      September 30,   September 30,
                                    ----------------------------------
                                       2006    2005     2006     2005
                                     ------- ------- -------- --------

Net sales                           $82,322  69,193  180,047  173,797
Cost of sales                        45,149  40,123   99,133   99,191
                                     ------- ------- -------- --------
     Gross profit                    37,173  29,070   80,914   74,606

Selling, general and administrative
 expenses                            19,865  15,052   50,684   41,512
                                     ------- ------- -------- --------
     Income from operations          17,308  14,018   30,230   33,094

Other (income) expense :
     Interest, net                     (673)    167   (1,940)     104
     Other                               30     ---       13       (3)
                                     ------- ------- -------- --------
Income before income taxes           17,951  13,851   32,157   32,993

Income taxes                          7,352   5,701   13,178   13,224
                                     ------- ------- -------- --------

Net income                          $10,599   8,150   18,979   19,769
                                     ======= ======= ======== ========

Net income per share:
     Basic                          $  0.85    0.66     1.52     1.60
     Diluted                           0.83    0.63     1.48     1.54
                                     ======= ======= ======== ========

Weighted-average shares:
     Basic                           12,531  12,358   12,503   12,333
     Diluted                         12,831  12,856   12,805   12,872
                                     ======= ======= ======== ========

    CONTACT: Deckers Outdoor Corporation
             Zohar Ziv
             Chief Financial Officer and
             Executive Vice President of Finance and Administration
             805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon Frey
             203-682-8200